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Exhibit (a)(1)(x)

[S&I Logo]

[For Immediate Release]

September 20, 2005

Company Name:	Seven & I Holdings Co., Ltd.
Name of Representative:	Noritoshi Murata, President and COO
(Code No. 3382/First Section of the Tokyo Stock Exchange)
Company Name:	Seven-Eleven Japan Co., Ltd.
Name of Representative: Toshiro Yamaguchi, President and COO

SEVEN-ELEVEN JAPAN EXTENDS TENDER OFFER
FOR ALL COMMON SHARES OF 7-ELEVEN, INC.

        On September 19, 2005, 7-Eleven, Inc. ("SEI") announced the position of the special committee of the Board of Directors of SEI regarding the tender offer (the "Tender Offer") being conducted by Seven-Eleven Japan Co., Ltd. ("SEJ") through IYG Holding Co. for all of the outstanding publicly held shares of SEI. Pursuant to US tender offer rules, within 10 business days after the commencement of the Tender Offer, SEI is required to inform its shareholders of its position with respect to the Tender Offer (or whether it is unable to take a position) and the justification for such stance.

        SEI has announced that the special committee is unable to take a position with respect to the Tender Offer at the present time, as the special committee has not yet completed a full and deliberate review and evaluation of the material terms and provisions of the Tender Offer with its legal and financial advisors. SEI also announced that the special committee expects, in the near future, to complete its review and evaluation of the Tender Offer and to inform SEI's shareholders whether the special committee has determined to: (i) recommend acceptance or rejection of the Tender Offer; (ii) express no opinion and remain neutral toward the Tender Offer; or (iii) state that it is unable to take a position with respect to the Tender Offer. SEI announced that the special committee requests that the shareholders of SEI not tender their shares with respect to the Tender Offer at the current time and defer making a decision until the special committee has advised shareholders of its position or recommendation, if any, with respect to the Tender Offer.

        At the request of the special committee and in order to provide the special committee and SEI shareholders with additional time to evaluate the terms of the Tender Offer, SEJ announced today that it has decided to extend the term of the Tender Offer by 10 business days, subject to the other terms and conditions set forth in its Offer to Purchase, dated September 6, 2005. The Tender Offer, which was scheduled to expire at 12:00 midnight, New York City time, on Monday, October 3, 2005, will be extended until 12:00 midnight, New York City time, on Tuesday, October 18, 2005.

Contact

  Public Relations Department of SEJ
  03-6238-3743

  Investment Banking Department of Nikko Citigroup Limited
  03-5574-4402

Important Information

        Shareholders of SEI are advised to read the Tender Offer Statement on Schedule TO, as amended, the offer to purchase and any other documents relating to the Tender Offer that are filed with the United States Securities and Exchange Commission (the "SEC") because they contain important information. Shareholders of SEI may obtain copies of these documents for free at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1-888-750-5834.

Cautionary Statement Concerning Forward-Looking Information

        Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. These statements are based on current expectations and involve risks and uncertainties relating to, among other things, whether the conditions to the tender offer will be satisfied, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. 7&iHD and SEJ wish to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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SEVEN-ELEVEN JAPAN EXTENDS TENDER OFFER FOR ALL COMMON SHARES OF 7-ELEVEN, INC.